Exhibit 10.32

CARROLS HOLDINGS CORPORATION

EXTENSION OF STOCK OPTION AWARDS

THIS EXTENSION, dated as of March 1, 2002, is made by and between Carrols Holdings Corporation, a Delaware corporation (hereinafter called the “Company”), and Alan Vituli, an employee of Carrols Corporation (hereinafter referred to as the “Optionee”). All capitalized terms herein shall have such meanings as are ascribed to them in the Plan (as defined below) and in this agreement (the “Agreement”).

1.	Optionee has previously been granted nonqualifed stock options (the “Options”) to purchase shares of common stock, $.01 par value per share, of Carrols Holdings Corporation, under the Carrols Holdings Corporation 1996 Long-Term Incentive Plan, as amended from time to time (the “Plan”), the nonqualified stock option agreement(s) related thereto (the “Award Agreements”) and the Unvested Stock Option Agreement, dated as of March 27, 1997.

2.	The Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to extend the expiration dates of the options, beyond the dates set forth in the Award Agreements and the Unvested Stock Option Agreement.

3.	The expiration date for the Options is extended to February 29, 2012.

4.	All other terms and conditions applicable to the Options as set forth in the Plan, the Award Agreements, and the Unvested Stock Option Agreement remain unmodified.

5.	The Company acknowledges that Optionee has previously contributed the Options to the Vituli Family Trust for the benefit of his children.

CARROLS HOLDINGS CORPORATION

By:	/S/ JOSEPH A. ZIRKMAN
Joseph A. Zirkman Its: Vice President-General Counsel

Accepted and Agreed to

this 1st day of March, 2002

/S/    ALAN VITULI

        Alan Vituli